FIRST AMENDMENT TO APPENDIX A OF THE OPERATING EXPENSE LIMITATION
AGREEMENT
Between
NORTHERN LIGHTS FUND TRUST III
and
Absolute Capital Management, LLC.

THIS FIRST AMENDMENT TO APPENDIX A TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of November 20, 2024, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Absolute Capital Management, LLC, a Pennsylvania Limited Liability Company (the “Adviser”) located at 101 Pennsylvania Blvd., Pittsburgh, PA 15228.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between the Trust and the Adviser dated as of May 28, 2015 (the “Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

Effective February 1, 2025, Appendix A of the Agreement is hereby replaced with the following:

Fund	Operating Expense Limit	Term
Absolute Capital Asset Allocator Fund		Through January 31, 2026
Class A	1.95%
Institutional Class	1.70%
Investor Class	2.70%
Absolute Capital Defender Fund		Through January 31, 2026
Class A	1.99%
Institutional Class	1.74%
Investor Class	2.74%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By:
Name: Brian Curley
Title: President

Absolute Capital Management, LLC

By:
Name: Brenden Gebben
Title: Managing Director & CEO